Exhibit 99.1

LIQUIDITY SERVICES, INC. ANNOUNCES SECOND QUARTER 2008 FINANCIAL RESULTS

– Revenue of $62.8 million up 28% – Gross Merchandise Volume (GMV) of $88.2 million up 47% - Adjusted earnings before interest, taxes, depreciation and amortization (EBITDA) of $5.7 million up 21% –

WASHINGTON – May 1, 2008 - Liquidity Services, Inc. (NASDAQ: LQDT; www.liquidityservicesinc.com) today reported its financial results for its fiscal second quarter ended March 31, 2008 (Q2-08).  Liquidity Services, Inc. (LSI or the Company) is a leading online auction marketplace for wholesale, surplus and salvage assets.

The Company reported record consolidated Q2-08 revenue of $62.8 million, a growth rate of approximately 28% over the prior year.  Adjusted EBITDA for Q2-08 was $5.7 million, a growth rate of approximately 21% over the prior year.  Q2-08 GMV, the total sales volume of all merchandise sold through the Company’s marketplaces during a given period, was a record $88.2 million, a growth rate of approximately 47% over the prior year.

Net income in Q2-08 was $2.6 million or $0.10 diluted earnings per share.  Adjusted net income in Q2-08 was $3.3 million or $0.12 adjusted diluted earnings per share.

The Company’s ability to create liquid marketplaces for wholesale, surplus and salvage assets generates a continuous flow of goods from its corporate and government sellers.  This flow of goods in turn attracts an increasing number of professional buyers to the marketplaces.

“Q2-08 was another productive quarter for LSI as we grew GMV in all major segments of our business and completed the acquisition of GovDeals in January,” said Bill Angrick, Chairman and CEO of LSI.  “Despite a weakening economy, LSI grew consolidated GMV by 47% over the prior year period, or 21% excluding the acquired GovDeals business, and generated cash from operating activities of approximately $3.8 million during the quarter.  Our surplus business GMV grew approximately 38% over the prior year period and 20% sequentially and our scrap business GMV grew approximately 33% over the prior year period. Our commercial business also grew 11% sequentially during the quarter. The GovDeals acquisition added $15.9 million in consignment GMV for the quarter, significantly ahead of plan.  Our business development activity remains strong, exemplified by the announcement of our agreement to acquire the Geneva Group, which strengthens our position in the European commercial marketplace.  Our buyer marketplace continues to deliver strong results for our sellers as we again averaged over 5 auction participants per completed transaction during the second quarter.”

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Business Outlook

The following forward-looking statements assumes that current business trends and our operating environment continue, including (i) improvement in margins and product mix in our commercial business, (ii) continued improvement in inventory turnover within our commercial marketplace, (iii) continuation of our Surplus Contract under its current terms for the balance of fiscal 2008 pending the award and phase-in of a new surplus contract, (iv) start-up costs associated with the opening of our new distribution center in Bentonville, Arkansas, and (v) our belief that we have yet to realize the full potential of our distribution center network, personnel, and value-added services necessary to support a much larger commercial business in the future, which has resulted in less than our target profitability.  Our results may be materially affected by changes in business trends and our operating environment, as well as by other factors, including investments we expect to make in our infrastructure and value-added services to support new business in both commercial and public sector markets.

Our Scrap Contract with the DoD includes an incentive feature, which can increase the amount of profit sharing distribution we receive from 23% up to 25%.  Payments under this incentive feature are based on the amount of scrap we sell for the DoD to small businesses during the preceding 12 months as of June 30th of each year.  We are eligible to receive this incentive in each year of the term of the Scrap contract and have assumed for purposes of providing guidance regarding our projected financial results for the next quarter and fiscal year 2008 that we will again receive this incentive payment.

Under our Surplus contract there are incentive features that allow us to earn up to an additional 4.5% of the profit sharing distribution above our base rate of 26%.  This incentive will be measured quarterly during fiscal year 2008.  For the purposes of providing guidance regarding our projected financial results for the next quarter and fiscal year 2008, we have assumed that we will receive a portion of the Surplus Contract incentive payments.

Our guidance adjusts EBITDA and Diluted EPS for the effects of the adoption of FAS 123(R), which we estimate to be approximately $1.2 million to $1.4 million per quarter for the remaining two quarters of fiscal year 2008.

GMV – We expect GMV for fiscal year 2008 to range from $330 million to $340 million.  We expect GMV for Q3-08 to range from $91 million to $93 million.

Adjusted EBITDA – We expect Adjusted EBITDA for fiscal year 2008 to range from $24.5 million to $25.5 million.  We expect Adjusted EBITDA for Q3-08 to range from $7.8 million to $8.0 million.

Adjusted Diluted EPS – We estimate Adjusted Earnings Per Diluted Share for fiscal year 2008 to range from $0.51 to $0.53.  In Q3-08, we estimate Adjusted Earnings Per Diluted Share to be $0.16.

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Key Q1-08 Operating Metrics

Registered Buyers — At the end of Q2-08, registered buyers totaled approximately 892,000 including GovDeals, representing a 46% increase over the approximately 613,000 registered buyers at the end of Q2-07.

Auction Participants — Auction participants, defined as registered buyers who have bid in an auction during the period (a registered buyer who bids in more than one auction is counted as an auction participant in each auction in which he or she bids), increased to 463,000, including GovDeals, in Q2-08, an approximately 61% increase over the approximately 287,000 auction participants in Q2-07.

Completed Transactions — Completed transactions increased to 91,000 including GovDeals, an approximately 74% increase for Q2-08 from the approximately 52,000 completed transactions in Q2-07.

GMV and Revenue Mix — GMV continues to diversify due to the continued rapid growth in our scrap businesses and the addition of GovDeals.  As a result, the percentage of GMV derived from the DoD Surplus Contract (under which we utilize the profit-sharing model) during Q2-08 decreased to 23.9% compared to 25.5% in the prior year period.  The table below summarizes GMV and revenue by pricing model.

GMV Mix

	Q2-08	Q2-07
Profit-Sharing Model:
Surplus	23.9%	25.5%
Scrap	20.7%	22.9%
Total Profit Sharing	44.6%	48.4%

Consignment Model:
GovDeals	18.0%	—
Commercial	17.6%	26.0%
Total Consignment	35.6%	26.0%

Purchase Model	18.3%	21.6%
International and Other	1.5%	4.0%
Total	100.0%	100.0%

Revenue Mix

	Q2-08	Q2-07
Profit-Sharing Model:
Surplus	33.5%	31.0%
Scrap	29.1%	27.8%
Total Profit Sharing	62.6%	58.8%

Consignment Model:
GovDeals	1.8%	—
Commercial	6.4%	8.5%
Total Consignment	8.2%	8.5%

Purchase Model	25.7%	26.3%
International and Other	3.5%	6.4%
Total	100.0%	100.0%

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Liquidity Services, Inc.

Reconciliation of GAAP to Non-GAAP Measures

EBITDA and Adjusted EBITDA.  EBITDA is a supplemental non-GAAP financial measure and is equal to net income plus (a) interest income and expense and other income, net; (b) provision for income taxes; (c) amortization of contract intangibles; and (d) depreciation and amortization. Our definition of Adjusted EBITDA differs from EBITDA because we further adjust EBITDA for stock compensation expense.

	Three Months Ended March 31,		Six Months Ended March 31,
	2008	2007	2008	2007
	(in thousands) (unaudited)
Net income	$2,646	$2,474	$5,009	$4,787
Interest expense (income) and other expense (income), net	(621)	(551)	(1,109)	(1,149)
Provision for income taxes	1,862	1,746	3,504	3,288
Amortization of contract intangibles	203	203	407	407
Depreciation and amortization	465	309	852	581

EBITDA	4,555	4,181	8,663	7,914
Stock compensation expense	1,151	519	2,263	883

Adjusted EBITDA	$5,706	$4,700	$10,926	$8,797

Adjusted Net Income and Adjusted Basic and Diluted Earnings Per Share.  Adjusted net income is a supplemental non-GAAP financial measure and is equal to net income plus tax effected stock compensation expense.  Adjusted basic and diluted earnings per share are determined using Adjusted Net Income.

	Three Months Ended March 31,		Six Months Ended March 31,
	2008	2007	2008	2007
	(Unaudited) (Dollars in thousands, except per share data)
Net income	$2,646	$2,474	$5,009	$4,787
Stock compensation expense (net of tax)	679	306	1,335	521

Adjusted net income	$3,325	$2,780	$6,344	$5,308

Adjusted basic earnings per common share	$0.12	$0.10	$0.23	$0.19

Adjusted diluted earnings per common share	$0.12	$0.10	$0.23	$0.19

Basic weighted average shares outstanding	27,951,777	27,708,278	27,947,958	27,652,849

Diluted weighted average shares outstanding	28,261,121	28,526,789	28,184,407	28,463,064

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Conference Call

The Company will host a conference call to discuss the fiscal second quarter 2008 results at 5 p.m. Eastern Time today.  Investors and other interested parties may access the teleconference by dialing 866-510-0705 or 617-597-5363 and providing the participant pass code 74555519.  A live web cast of the conference call will be provided on the Company’s investor relations website at http://www.liquidityservicesinc.com.  A replay of the web cast will be available on the Company’s website until June 1, 2008 at 11:59 p.m. ET.  An audio replay of the teleconference will also be available until June 1, 2008 at 11:59 p.m. ET.  To listen to the replay, dial 888-286-8010 or 617-801-6888 and provide pass code 65370261.  Both replays will be available starting at 7:00 p.m. on the day of the call.

Non-GAAP Measures

To supplement our consolidated financial statements presented in accordance with GAAP, we use certain non-GAAP measures of certain components of financial performance.  These non-GAAP measures include earnings before interest, taxes, depreciation and amortization (EBITDA), Adjusted EBITDA and Adjusted Net Income and Adjusted Earnings Per Share.  These non-GAAP measures are provided to enhance investors’ overall understanding of our current financial performance and prospects for the future.  We use EBITDA and Adjusted EBITDA: (a) as measurements of operating performance because they assist us in comparing our operating performance on a consistent basis because the measures do not reflect the impact of items not directly resulting from our core operations; (b) for planning purposes, including the preparation of our internal annual operating budget; (c) to allocate resources to enhance the financial performance of our business; (d) to evaluate the effectiveness of our operational strategies; and (e) to evaluate our capacity to fund capital expenditures and expand our business.

We believe these non-GAAP measures provide useful information to both management and investors by excluding certain expenses that may not be indicative of our core operating measures.  In addition, because we have historically reported certain non-GAAP measures to investors, we believe the inclusion of non-GAAP measures provides consistency in our financial reporting.  These measures should be considered in addition to financial information prepared in accordance with generally accepted accounting principles, but should not be considered a substitute for, or superior to, GAAP results.  A reconciliation of all non-GAAP measures included in this press release, to the most directly comparable GAAP measures, can be found in the financial tables included in this press release.

Supplemental Operating Data

To supplement our consolidated financial statements presented in accordance with GAAP, we use certain supplemental operating data as a measure of certain components of operating performance. We review GMV because it provides a measure of the volume of goods being sold in our marketplaces and thus the activity of those marketplaces. GMV and our other supplemental operating data, including registered buyers, auction participants and completed transactions, also provide a means to evaluate the effectiveness of investments that we have made and continue to make in the areas of customer support, value-added services, product development, sales and marketing and operations. Therefore, we believe this supplemental operating data provides useful information to both management and investors.  In addition, because we have historically reported certain supplemental operating data to investors, we believe the inclusion of this supplemental operating data provides consistency in our financial reporting.  This data should be considered in addition to financial information prepared in accordance with generally accepted accounting principles, but should not be considered a substitute for, or superior to, GAAP results.

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Forward-Looking Statements

This document contains forward-looking statements made pursuant to the Private Securities Litigation Reform Act of 1995. These statements are only predictions. The outcome of the events described in these forward-looking statements is subject to known and unknown risks, uncertainties and other factors that may cause our actual results, levels of activity, performance or achievements to differ materially from any future results, levels of activity, performance or achievements expressed or implied by these forward-looking statements. These statements include, but are not limited to, statements regarding the Company’s business outlook.  You can identify forward-looking statements by terminology such as “may,” “will,” “should,” “could,” “would,” “expects,” “intends,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” “potential,” “continues” or the negative of these terms or other comparable terminology. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements.

There are a number of risks and uncertainties that could cause our actual results to differ materially from the forward-looking statements contained in this document.  Important factors that could cause our actual results to differ materially from those expressed as forward-looking statements are set forth in our filings with the SEC from time to time, and include, among others, our dependence on our contracts with the DoD for a significant portion of our revenue, one of which is currently scheduled to expire in June 2008; our ability to successfully expand the supply of merchandise available for sale on our online marketplaces; our ability to attract and retain active professional buyers to purchase this merchandise; our ability to successfully complete the integration of GovDeals into our existing operations; and our ability to successfully complete the Geneva Group acquisition and integrate the Geneva Group into our existing operations.  There may be other factors of which we are currently unaware or deem immaterial that may cause our actual results to differ materially from the forward-looking statements.

All forward-looking statements attributable to us or persons acting on our behalf apply only as of the date of this document and are expressly qualified in their entirety by the cautionary statements included in this document. Except as may be required by law, we undertake no obligation to publicly update or revise any forward-looking statement to reflect events or circumstances occurring after the date of this document or to reflect the occurrence of unanticipated events.

About LSI

LSI enables buyers and sellers to transact in an efficient, automated online auction environment. The Company’s marketplaces provide professional buyers access to a global, organized supply of wholesale, surplus and salvage assets presented with digital images and other relevant product information. Additionally, LSI enables its corporate and government sellers to enhance their financial return on excess assets by providing a liquid marketplace and value-added services that are integrated into a single offering. The Company organizes its products into categories across major industry verticals such as consumer electronics, general merchandise, apparel, scientific equipment, aerospace parts and equipment, technology hardware, and scrap metals. The Company’s online auction marketplaces are www.liquidation.com, www.govliquidation.com, www.govdeals.com and www.liquibiz.com. LSI also operates a wholesale industry portal, www.goWholesale.com, that connects advertisers with buyers seeking products for resale and related business services.

Contact:

Julie Davis

Director, Investor Relations

202.467.6868 ext. 2234

julie.davis@liquidityservicesinc.com

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Liquidity Services, Inc. and Subsidiaries

Consolidated Balance Sheets

(Dollars in Thousands)

	March 31,	September 30,
	2008	2007
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$40,444	$39,954
Short-term investments	21,992	21,655
Accounts receivable, net of allowance for doubtful accounts of $296 and $371 at March 31, 2008 and September 30, 2007, respectively	3,625	5,098
Inventory	16,760	16,467
Prepaid expenses and other current assets	7,043	5,486
Total current assets	89,864	88,660
Property and equipment, net	4,402	4,202
Intangible assets, net	5,143	4,568
Goodwill	19,752	11,446
Other assets	2,775	2,266
Total assets	$121,936	$111,142
Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$5,530	$3,333
Accrued expenses and other current liabilities	5,729	10,299
Profit-sharing distributions payable	9,510	6,919
Customer payables	9,220	6,329
Current portion of capital lease obligations	3	5
Current portion of long-term debt	—	13
Total current liabilities	29,992	26,898
Capital lease obligations, net of current portion	4	5
Long-term debt, net of current portion	—	29
Other long-term liabilities	2,673	2,176
Total liabilities	32,669	29,108
Stockholders’ equity:
Common stock, $0.001 par value; 120,000,000 shares authorized; 27,961,320 and 27,939,059 shares issued and outstanding at March 31, 2008 and September 30, 2007, respectively	28	28
Additional paid-in capital	63,180	60,820
Accumulated other comprehensive income	517	653
Retained earnings	25,542	20,533
Total stockholders’ equity	89,267	82,034
Total liabilities and stockholders’ equity	$121,936	$111,142

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Liquidity Services, Inc. and Subsidiaries

Unaudited Consolidated Statements of Operations

(Dollars in Thousands, Except Per Share Data)

	Three Months Ended March 31,		Six Months Ended March 31,
	2008	2007	2008	2007

Revenue	$62,839	$49,281	$122,105	$94,448
Costs and expenses:
Cost of goods sold (excluding amortization)	16,162	11,539	31,565	20,001
Profit-sharing distributions	22,630	17,890	43,436	36,619
Technology and operations	10,300	8,397	20,277	16,238
Sales and marketing	3,917	3,225	8,050	6,189
General and administrative	5,275	4,049	10,114	7,487
Amortization of contract intangibles	203	203	407	407
Depreciation and amortization	465	309	852	581

Total costs and expenses	58,952	45,612	114,701	87,522

Income from operations	3,887	3,669	7,404	6,926
Interest income (expense) and other income, net	621	551	1,109	1,149

Income before provision for income taxes	4,508	4,220	8,513	8,075
Provision for income taxes	(1,862)	(1,746)	(3,504)	(3,288)

Net income	$2,646	$2,474	$5,009	$4,787

Basic earnings per common share	$0.10	$0.09	$0.18	$0.17

Diluted earnings per common share	$0.10	$0.09	$0.18	$0.17

Basic weighted average shares outstanding	27,951,777	27,708,278	27,947,958	27,652,849

Diluted weighted average shares outstanding	28,261,121	28,526,789	28,184,407	28,463,064

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Liquidity Services, Inc. and Subsidiaries
Unaudited Consolidated Statements of Cash Flows
(In Thousands)

	Three Months Ended March 31,		Six Months Ended March 31,
	2008	2007	2008	2007
Operating activities
Net income	$2,646	$2,474	$5,009	$4,787
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	668	512	1,259	988
Stock compensation expense	1,152	519	2,263	883
Provision for doubtful accounts	(164)	—	(164)	—
Changes in operating assets and liabilities:
Accounts receivable	(460)	(2,048)	1,991	(1,230)
Inventory	803	(2,580)	(294)	(5,311)
Prepaid expenses and other assets	(1,545)	(1,859)	(1,819)	(3,032)
Accounts payable	335	(484)	1,847
Accrued expenses and other	(989)	900	(4,570)	(287)
Profit-sharing distributions payable	(583)	2,206	2,591	2,656
Customer payables	1,927	316	2,892	961
Other long-term liabilities	38	163	73	1,048

Net cash provided by operating activities	3,828	119	11,078	2,854
Investing activities
Purchases of short-term investments	(18,414)	(4,065)	(24,749)	(14,397)
Proceeds from the sale of short-term investments	18,159	9,559	24,288	16,466
Increase in goodwill and intangibles	(11)	(8)	(23)	(15)
Cash paid for acquisitions	(9,389)		(9,389)	(10,232)
Purchases of property and equipment	(404)	(862)	(754)	(1,668)

Net cash (used in) provided by investing activities	(10,059)	4,624	(10,627)	(9,846)
Financing activities
Principal repayments of capital lease obligations and debt	(2)	(10)	(46)	(65)
Proceeds from exercise of common stock options and warrants (net of tax)	44	339	93	489
Incremental tax benefit from exercise of common stock options	3	577	3	700
Net proceeds from the issuance of common stock	—	1,328	—	1,328

Net cash provided by financing activities	45	2,234	50	2,452
Effect of exchange rate differences on cash and cash equivalents	107	18	(11)	147

Net (decrease) increase in cash and cash equivalents	(6,079)	6,995	490	(4,393)
Cash and cash equivalents at beginning of the period	46,523	42,971	39,954	54,359

Cash and cash equivalents at end of period	$40,444	$49,966	$40,444	$49,966
Supplemental disclosure of cash flow information
Cash paid for income taxes	$4,628	$3,817	$7,139	$4,960
Cash paid for interest	$8	$1	$9	$3